Exhibit 99.1

NEWS RELEASE

VIAVI SOLUTIONS ANNOUNCES SETTLEMENT AGREEMENT WITH SANDELL ASSET MANAGEMENT

Constructive Dialogue Leads to Agreement to Pursue Plan to Enhance Shareholder Value

Two New Directors Added to the Board; Company to Engage Investment Banking and

Operational Consulting Firms to Aid in Review

Milpitas, Calif., October 1, 2015 – (NASDAQ: VIAV) Viavi Solutions Inc. (“Viavi”) and Sandell Asset Management Corp. (“Sandell”), which beneficially owns approximately 5.1% of the Company’s outstanding shares, today announced that they have reached an agreement that in part will include two new, highly-experienced candidates joining the Board of Directors (“Viavi Board”).

Under the settlement agreement, which will be incorporated into a report on Form 8-K to be filed by Viavi, Donald Colvin and Tor Braham are being appointed to the Viavi Board and will be nominated for election at the 2015 Annual Meeting of the Company. Donald Colvin and Tor Braham will join Masood Jabbar and Timothy Campos on the re-purposed Corporate Development Committee, which will be tasked with conducting a review of strategies to enhance the Company’s value, including a review of the Company’s business, financial position, capital allocation, investment and business strategies, and strategies to maximize the value of the Company’s deferred tax assets. This committee will retain an independent investment banking firm to assist it in its review as well as an operational consulting firm to assess the Company’s internal expense and operational structure.

The Company will recommence its previously announced share repurchase program for total proceeds equal to the unused dollar amount remaining from the Company’s $100 million share repurchase program which was authorized on May 21, 2014, which is expected to be approximately $40 million.

The Company has also agreed that it will propose new equity compensation arrangements based on stock price appreciation as adjusted for share repurchases and dividends.

As part of the settlement, Sandell has agreed to vote its shares in favor of the Company’s existing and new Directors at the 2015 Annual Meeting and agrees to abide by certain standstill provisions prior to the 2016 Annual Meeting.

“We are pleased that this matter has been resolved in a constructive manner that serves the best interests of all Viavi shareholders,” said Richard Belluzzo, Chairman and Interim President and Chief Executive Officer of Viavi. “This agreement will enable Viavi management to focus its efforts on improving the Company’s operations and seeking avenues to enhance shareholder value and avoid a costly and time consuming proxy contest. We anticipate that the skills that these new professionals will bring to the Board will complement the talents possessed by the current Directors and we look forward to working in a cohesive and expeditious manner to deliver greater value to the shareholders of Viavi.”

Thomas Sandell, CEO of Sandell Asset Management, said: “We are pleased that we were able to engage in productive dialogue and work constructively with Viavi to avoid a protracted proxy contest and we are very encouraged by the Board’s commitment to enhancing shareholder value through a comprehensive review of the Company’s business. We are confident that the new directors will bring valuable experience to the Board and will work with the other board members and management to enhance the value of Viavi’s attractive assets.”

Mr. Colvin served as Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015 and before that was Executive Vice President and CFO of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, he held a number of financial leadership positions, including Vice President of Finance and CFO of Atmel Corporation, CFO of European Silicon Structures as well as several financial roles at Motorola Inc. Mr. Colvin is a Director of Agilysys, Inc. and Director and Chairman of the Audit Committee of Isola Group and a Member of the Advisory Board for Conexant. He was previously a Director of Applied Micro Circuits Corp. Mr. Colvin holds a B.A. in economics and an M.B.A. from the University of Strathclyde in Scotland.

Mr. Braham served as Managing Director and Global Head, Technology, Mergers and Acquisitions for Deutsche Bank Securities, an international financial service group, from 2004 until 2012. From 2000 to 2004, he served as Managing Director and Co-head, West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston, an international financial services group. Prior to that, Mr. Braham was an investment banker with UBS Securities and a lawyer at a prominent Silicon Valley law firm. Mr. Braham earned a B.A. degree from Columbia College and a J.D. degree from New York University School of Law. Mr. Braham currently serves as a member of the Board of Directors at NetApp, Inc. and Sigma Designs, Inc.

About Viavi Solutions

Viavi (NASDAQ: VIAV) software and hardware platforms and instruments deliver end-to-end visibility across physical, virtual and hybrid networks. Precise intelligence and actionable insight from across the network ecosystem optimizes the service experience for increased customer loyalty, greater profitability and quicker transitions to next-generation technologies. Viavi is also a leader in anti-counterfeiting solutions for currency authentication and high-value optical components and instruments for diverse government and commercial applications. Learn more at www.viavisolutions.com and follow us on Viavi Perspectives, LinkedIn, Twitter, YouTube and Facebook.

About Sandell Asset Management Corp.

Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected and in particular the Company’s ability to both attract and retain qualified directors as well as identify and execute on opportunities to enhance shareholder value. For more information on these risks, please refer to the “Risk Factors” section included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Company assumes no obligation to update such statements.

Contacts

Press/Investors:             Bill Ong, 408-404-4512; bill.ong@viavisolutions.com

Or

Sandell Asset Management Corp.: Adam Hoffman, 212-603-5814

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